Exhibit 3.2

CERTIFICATE OF INCORPORATION	FILED
JUL 15 1985
OF
[ILLEGIBLE]
/s/ [ILLEGIBLE]
THE FALK SERVICE CORPORATION	[ILLEGIBLE]

1.             The name of the Corporation is The Falk Service Corporation.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  It is in the County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.             The total number of shares of common stock which the Corporation shall have authority to issue is one thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5A.          The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

James A. Cherry	4751 Harrison Avenue
Rockford, Illinois 61125

William R. Coole	4751 Harrison Avenue
Rockford, Illinois 61125

John Bowman	4751 Harrison Avenue
Rockford, Illinois 61125

5B.          The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS

Jack M. Blank	3001 W. Canal Street
P. O. Box 492
Milwaukee, WI 53201

Ted Ross	4751 Harrison Avenue
Rockford, Illinois 61125

Richard M. Schilling	4751 Harrison Avenue
Rockford, Illinois 61125

6.             The Corporation is to have perpetual existence.

7.             The Powers of the incorporators shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State.

8.             In furtherance and not in the limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

9.             The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

10.           Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the

Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

11.           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this          day of                                   , 1985.

/s/ William R. Coole
William R. Coole

/s/ James A. Cherry
James A. Cherry

/s/ John Bowman
John Bowman

RECEIVED FOR RECORD

AUG 12 1985

LEO J. DUGAN, Jr., Recorder